FOR IMMEDIATE RELEASE


FLORIDA GAMING CORPORATION ANNOUNCES AGREEMENT IN PRINCIPLE TO
ACQUIRE NATIVE AMERICAN GAMING MANAGEMENT COMPANY

Ft. Pierce, FLA, August 17, 1995. -- Florida Gaming Corporation (NASDAQ-Small Cap-"BETS") which owns and operates Jai-Alai and Inter-Track Wagering (ITW) Pari-Mutuel facilities in Fort Pierce, Florida announced today that it has signed an Agreement in Principle to acquire 100% of the stock of EagleVisions Gaming Group of the Americas, Inc. of Minneapolis, Minn.

Under the Agreement, Florida Gaming will exchange 100,000 shares of it's common stock for 100% of the outstanding shares of EagleVisions. The EagleVisions shareholders will also receive up to 50,000 shares upon the signing and approvals of certain management contracts with Native American Tribes. The senior officers of EagleVisions will also receive options to purchase 150,000 shares of Florida Gaming exercisable over a five-year period.

Mr. Leonard Prescott, Chairman and C.E.O. of EagleVisions, will continue in that capacity and will also assume the duties of President and Chief Operating Officer of Florida Gaming
Corporation.

Leonard Prescott, Mr. F. William Johnson and Mr. Bernard L. Lange, director of EagleVisions, will also be appointed to the Florida
Gaming Board of Directors.

The Agreement in Principle which is subject to a definitive agreement, final due diligence, and approval by the Florida Gaming Board of Directors, is expected to be closed before October 1, 1995.

Mr. Collett stated, "this affiliation with EagleVision is a giant step for the Florida Gaming shareholders. The principals of EagleVision probably have more close relationships with Native American tribes than any other gaming management company in North America. We are very pleased and excited about the prospects of Florida Gaming's expansion into this rapidly-growing segment of the gaming market".

Mr. Prescott and his management team started, built, and managed, for twelve years (1982 to 1994), the second most profitable and the second largest (second only to the Foxwoods Casino at Ledyard, Connecticut) Native American casino and Entertainment Complex in the United States.

Mr. Prescott was Tribal Chairman of the Shakopee Mdewakanton Dakota tribe and was Chairman and C.E.O. of the tribal company which manages the Mystic Lake Entertainment Complex near Minneapolis, Minn. The Mystic Lake Casino Complex has 375,000 square feet of space, 2,500 slot machines, 125 table games, a large bingo hall, and other support facilities. No alcoholic beverages are served.

Mystic Lake provides over 4,000 jobs with an annual payroll over $70 million. For the calendar year 1994 Mystic Lake produced a net profit in excess of $96 million.

Mr. Prescott is an enrolled member of the Shakopee Mdewakanton Dakota Community in Prior Lake, Minn. He served his tribe as a member of the Tribal Council, as Tribal Chairman, and as Chairman of the Board and Chief Executive Officer of Little Six, Inc. -- a tribally chartered corporation that oversees and manages the tribe's business interests.

As tribal chairman, Mr. Prescott was instrumental in structuring Minnesota's two Indian gaming compacts, and in arranging financing for the Mystic Lake Casino project. He was one of the founding members of the National Indian Gaming Association, and served two years as its chairman. Mr. Prescott is identified as a national leader on Indian gaming and other Indian issues, and is one of the country's most vocal advocates for the rights of tribes to conduct gaming on their reservations.

Mr. Prescott was the first Native American inducted into the World Congress' International Gaming Hall of Fame, and was the first Native American to be named a member of the prestigious Minnesota Business Partnership. He was also the first Native American to receive the American Jewish
Committee's Human Rights Medallion.

Mr. Prescott is a frequent speaker on Indian issues and has been featured in several regional and national publications. He is recognized as a strong Indian issues lobbyist by members of the United States Senate and the U.S. House of Representatives.

Mr. Prescott stated, "I believe that with the success and experience of Mystic Lake Casino behind EagleVisions and the financial strength of Florida Gaming Corporation we cannot help but be successful. From EagleVisions point of view, we will strive to put together a working relationship that has a goal of developing and strengthening the economic resources available to the Tribal groups involved. We believe in the principles established in the Indian Gaming Regulatory Act and will strive to negotiate the most favorable terms possible for the Indian Tribes. Experience in the gaming industry and living within and understanding the Tribal reservation political infra-structure is our strength."

Contract:
W. Bennett Collett
Chairman
or
Timothy L. Hensley
Executive Vice President
(502)589-2000
(407)464-7500